News Release
CONTACT:

Gregg D. Adzema	Marli Quesinberry
Executive Vice President and	Director, Investor Relations and
Chief Financial Officer	Corporate Communications
(404) 407-1116	(404) 407-1898
greggadzema@cousinsproperties.com	marliquesinberry@cousinsproperties.com

COUSINS PROPERTIES PROVIDES 2016 YEAR-END
UPDATE AND RELEASES 2017 FFO GUIDANCE

ATLANTA, Jan. 3, 2017 /PRNewswire/ -- Cousins Properties Incorporated (NYSE: CUZ) today provided an update on 2016 year-end activity and released 2017 FFO guidance.
"We are well underway integrating our recent merger, and we are pleased with the results to date," said Larry Gellerstedt, president and chief executive officer of Cousins. "We completed several significant transactions prior to year-end that are consistent with our strategy and position us for a successful 2017."

2016 Year-end Update
Significant fourth quarter activity includes:

•
Purchased Teachers Retirement Systems of Texas' equity interest in Fund II for $279 million. Fund II was comprised of cash from the recent sale of Two Liberty Place in Philadelphia as well as the Hayden Ferry buildings in Tempe and 3344 Peachtree in Atlanta. Cousins now owns 100% of these buildings. Simultaneous with this purchase, the mortgages secured by Hayden Ferry were repaid and the associated swaps were terminated.

•	Sold Lincoln Place, a 140,000 square-foot office building in Miami, for gross proceeds of $80 million.

•	Sold The Forum, a 220,000 square-foot office building in Atlanta, for gross proceeds of $70 million.

•	Closed a five-year, $250 million senior unsecured term loan.

•	Repaid two mortgages totaling $55 million secured by Citrus Center in Orlando and Corporate Center IV in Tampa.

•
Executed an agreement with US Airways to terminate their full building lease in Tempe and simultaneously executed an 11-year lease with ADP to backfill the entire building. As part of the agreement, Cousins will purchase US Airways' 25% ownership interest in the building for $19.6 million during the first quarter of 2017.

2017 FFO Guidance
For the year ending December 31, 2017, Cousins expects to report FFO in the range of $0.56 to $0.62 per share. This guidance reflects management's view of current and future market conditions, as well as the impact of activity referenced in this release.
Cousins' 2017 FFO guidance includes management's outlook on the following:

•	Same property NOI growth of 2% to 4% on a GAAP basis.

•	Fee and other income of $9 million to $11 million. Guidance does not include potential termination fees.

•	General and administrative expenses of $23 million to $25 million, net of capitalized salaries.

•	Interest and other expenses of $45 million to $47 million, net of capitalized interest.

•	Additional merger and spin-off transaction costs of $1 million to $3 million.

•	No new development starts.

•	Acquisition activity of $19.6 million.

•	Disposition activity of $450 million to $550 million, before transaction costs and debt payments.

•	GAAP straight-lined rental income of $28 million to $30 million.

•	Above and below market rental income of $6 million to $8 million.
This guidance is provided for information purposes based on current plans and assumptions and is subject to change.

Cousins Properties Incorporated is a leading real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in top-tier urban office assets and opportunistic mixed-use developments in Sunbelt markets. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more information, please visit www.cousinsproperties.com.
This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins' financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.